Exhibit 99.1

Penn Foster Education Group, Inc and Subsidiaries.

Consolidated Financial Statements

Index	Page(s)
Report of Independent Auditors	2
Consolidated Financial Statements:
Consolidated Balance Sheets as of December 7, 2009 and December 31, 2008 and 2007	4
Consolidated Statements of Operations for the period from January 1, 2009 to December 7, 2009, year ended December 31, 2008 and period from March 27, 2007 (inception) to December 31, 2007	5
Consolidated Statements of Changes in Stockholder’s Equity for the period from January 1, 2009 to December 7, 2009, year ended December 31, 2008 and period from March 27, 2007 (inception) to December 31, 2007	6
Consolidated Statements of Cash Flows for the period from January 1, 2009 to December 7, 2009, year ended December 31, 2008 and period from March 27, 2007 (inception) to December 31, 2007	7
Notes to Consolidated Financial Statements	8

Report of Independent Auditor

To the Stockholder of

Penn Foster Education Group, Inc:

In our opinion, the accompanying consolidated balance sheet and the related consolidated statements of operations, of changes in stockholder’s equity and of cash flows present fairly, in all material respects, the financial position of Penn Foster Education Group, Inc. and its subsidiaries at December 7, 2009, and the results of their operations and their cash flows for the period then ended in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

As discussed in Note 1 to the consolidated financial statements, the Company changed the manner in which it accounts for uncertain tax positions during the period ended December 7, 2009. As discussed in Note 16 to the consolidated financial statements, Penn Foster Education Group, Inc. was acquired on December 7, 2009 by The Princeton Review, Inc.

/s/ PricewaterhouseCoopers LLP

Boston, Massachusetts

February 19, 2010

Report of Independent Auditor

To the Stockholder of

Penn Foster Education Group, Inc.:

We have audited the accompanying consolidated balance sheets of Penn Foster Education Group, Inc. and subsidiaries (the Company), as of December 31, 2008 and 2007, and the related consolidated statements of operations, changes in stockholder’s equity, and cash flows for the year ended December 31, 2008 and the period from March 27, 2007 (inception) to December 31, 2007. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statements presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Penn Foster Education Group, Inc. and subsidiaries as of December 31, 2008 and 2007, and the results of their operations and their cash flows for the year ended December 31, 2008 and the period from March 27, 2007 (inception) to December 31, 2007, in conformity with U.S. generally accepted accounting principles.

/s/ KPMG LLP

McLean, Virginia

April 30, 2009

PENN FOSTER EDUCATION GROUP, INC. AND SUBSIDIARIES

Consolidated Balance Sheets

(In thousands)

	December 7, 2009	December 31, 2008	December 31, 2007
Assets

Current assets:
Cash and cash equivalents	$7,064	5,882	$4,949
Accounts receivable (less allowances of $271, $41 and $152 in 2009, 2008 and 2007, respectively)	1,142	1,010	1,069
Receivable from related party	2,822	—	—
Income tax receivable	984	3,949	—
Inventories, net	5,454	5,379	4,517
Prepaid expenses and other current assets	3,682	2,813	3,248
Deferred tax asset	26,359	16,017	1,507

Total current assets	47,507	35,050	15,290

Property and equipment, net	7,216	7,144	7,226
Pre-publication costs, net	2,952	3,134	3,124
Intangible assets, net	1,095	4,350	7,830
Indefinite-lived intangible assets	14,940	14,940	14,940
Goodwill	12,109	11,251	28,319
Other assets	212	1,560	472

Total assets	$86,031	77,429	$77,201

Liabilities and Total Stockholder’s Equity

Current liabilities:
Revolving credit facility	$1,000	1,000	$1,000
Current portion of long-term debt	7,964	2,250	1,125
Accounts payable	758	2,000	1,645
Accrued expenses	10,620	6,626	7,671
Deferred revenue	15,105	15,516	14,786
Income tax payable	2,566	—	500

Total current liabilities	38,013	27,392	26,727

Long-term debt	96	14,124	16,375
Deferred tax liability	7,622	7,659	1,124
Other long-term liabilities	3,444	—	8,991

Total liabilities	49,175	49,175	53,217

Commitments and contingencies (note 9)

Stockholder’s equity:
Common Stock, $0.01 par value: 100 shares authorized, issued and outstanding	—	—	—
Additional paid-in capital	33,834	20,100	20,100
Retained earnings	2,922	7,958	3,906
Accumulated other comprehensive income	100	196	(22)

Total stockholder’s equity	36,856	28,254	23,984

Total liabilities and stockholder’s equity	$86,031	77,429	$77,201

See accompanying notes to consolidated financial statements.

PENN FOSTER EDUCATION GROUP, INC. AND SUBSIDIARIES

Consolidated Statements of Operations

(In thousands)

	Period from January 1, 2009 to December 7, 2009	Year ended December 31, 2008	Period from March 27, 2007 (inception) to December 31, 2007
Revenues	$90,408	89,439	60,055

Operating expenses:
Costs of goods and services sold (exclusive of depreciation shown below)	28,780	29,580	21,218
Selling, general and administrative	45,138	45,517	26,629
Depreciation and amortization	5,822	6,154	5,601
Expenses associated with sale of Company	13,734	—	—

Total operating expenses	93,474	81,251	53,448

(Loss) income from operations	(3,066)	8,188	6,607

Other income (expense)	6	(817)	166

Interest expense	(677)	(1,408)	(1,734)

(Loss) income before taxes	(3,737)	5,963	5,039

Provision for income taxes	(1,149)	(1,911)	(1,133)

Net (loss) income	$(4,886)	4,052	3,906

See accompanying notes to consolidated financial statements.

PENN FOSTER EDUCATION GROUP, INC. AND SUBSIDIARIES

Consolidated Statements of Changes in Stockholder’s Equity

(In thousands)

	Common Stock	Additional Paid-in Capital	Retained earnings	Accumulated other comprehensive income (loss)	Total stockholder’s equity
Balance at March 27, 2007	$—	—	—	—	—
Issuance of common stock	—	20,100	—	—	20,100
Comprehensive income:
Foreign currency translation	—	—	—	(22)	(22)
Net income	—	—	3,906	—	3,906

Total comprehensive income					3,884

Balance at December 31, 2007	—	20,100	3,906	(22)	23,984
Comprehensive income:
Foreign currency translation	—	—	—	218	218
Net income	—	—	4,052	—	4,052

Total comprehensive income					4,270

Balance at December 31, 2008	—	20,100	7,958	196	28,254
Cumulative effect of adoption of new accounting standard			(150)		(150)
Contribution from parent	—	13,734			13,734
Comprehensive income:
Foreign currency translation	—	—	—	(96)	(96)
Net loss	—	—	(4,886)	—	(4,886)

Total comprehensive loss					(4,982)

Balance at December 7, 2009	$—	33,834	2,922	100	36,856

See accompanying notes to consolidated financial statements.

PENN FOSTER EDUCATION GROUP, INC. AND SUBSIDIARIES

Consolidated Statements of Cash Flows

(In thousands)

	Period from January 1, 2009 to December 7, 2009	Year ended December 31, 2008	Period from March 27, 2007 (inception) to December 31, 2007
Cash flows from operating activities:
Net (loss) income	$(4,886)	4,052	3,906
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depreciation and amortization	5,822	6,154	5,601
Deferred taxes	(9,778)	(3,820)	(2,109)
Loss on the sale of stock	—	912	—
Bad debt	230	(111)	152
Non cash interest expense	192	140	119
Non cash expenses associated with sale of Company	11,074	—	—
Changes in operating assets and liabilities:
Accounts receivable, net	(362)	170	(278)
Receivable from related party	(2,822)	—	—
Income tax receivable	2,965	(3,949)	—
Inventories, net	(75)	(862)	(379)
Prepaid expenses and other current assets	(729)	435	(1,835)
Deferred revenue	(411)	730	2,480
Accounts payable and accrued expenses	2,649	640	1,809
Income tax payable	2,566	(500)	500
Other long-term liabilities	2,954	—	—

Net cash provided by operating activities	9,389	3,991	9,966

Cash flows from investing activities:
Cash paid for acquisition of business, net of cash acquired	—	—	(40,809)
Capital expenditures	(2,313)	(2,602)	(2,241)
Sale of stock	—	452	—

Net cash used in investing activities	(2,313)	(2,150)	(43,050)

Cash flows from financing activities:
Proceeds from capital contributions and issuance of stock	2,660	—	20,100
Proceeds from the issuance of debt	—	—	22,500
Debt issuance costs	—	—	(591)
Payment of long-term debt	(8,458)	(1,126)	(5,000)
Net borrowings on the revolver	—	—	1,000

Net cash provided by (used in) financing activities	(5,798)	(1,126)	38,009

Effect of exchange rate changes on cash	(96)	218	24

Net increase in cash and cash equivalents	1,182	933	4,949

Cash and cash equivalents:
Beginning of year	5,882	4,949	—

End of year	$7,064	5,882	4,949

Supplemental cash flow disclosures:
Cash paid for interest	$746	1,562	1,407
Cash paid for income taxes	2,385	8,825	3,148
Non cash activities:
Equipment acquired under capital lease	$144	—	—
Non cash contribution from parent	11,074	—	—
Impact on other assets, deferred tax asset, other-long term liabilities and retained earnings from adoption of new accounting standard	$150	—	—

See accompanying notes to consolidated financial statements.

PENN FOSTER EDUCATION GROUP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(U.S. dollars in thousands)

(1)	Summary of Significant Accounting Policies

(a)	Business Description and Sale Transaction

Penn Foster Education Group, Inc. (“Group”) was organized on March 27, 2007 (inception). Until December 7, 2009, Group was wholly owned by Penn Foster Holdings LLC (“LLC”). LLC is controlled by Wicks Penn Foster Holdings LLC (“Holdings”) through its majority ownership interest in LLC. Holdings is affiliated with, and its members consist of Wicks Communications & Media Partners III, L.P. and certain related private equity fund entities (“Wicks”).

Group is a holding company that commenced its operations on March 27, 2007 through the acquisition of the common stock of Education Direct, Inc., an entity incorporated in the U.S. and Thomson Education Direct, Ltd., an entity organized in Canada (“the Education Direct Acquisition”). Education Direct, Inc. subsequently changed its name to Penn Foster, Inc. Group and its consolidated subsidiaries are collectively referred to as the “Company”.

The Company is a provider of consumer-based distance education that allows individuals to earn a high school diploma, career diploma, or specialized associate degree. The Company offers courses in the medical fields, engineering, information technology, business and other customized training solutions for businesses. The Company offers students an affordable alternative to traditional campus-based institutions. Its programs are distinguished by schedule flexibility, allowing students to enroll at any time and complete lessons at their own pace. The Company’s courses include hard copy materials and access to materials, instructors, and other resources via the Internet. The Company operates in the U.S. and Canada.

On December 7, 2009, The Princeton Review, Inc. (“Princeton Review”) acquired all of the issued and outstanding shares (the “Shares”) of capital stock of Group. The acquisition was completed pursuant to a Stock Purchase Agreement among LLC, certain of its members and Group. In consideration for the sale of Shares by LLC, Princeton Review paid to LLC an aggregate purchase price in cash of $170.0 million plus an estimated working capital payment of approximately $6.2 million, which amount is subject to potential post-closing adjustments.

The consolidated financial statements have been prepared to include the results of operations and financial position of the Company as of December 7, 2009, immediately prior to the closing of the acquisition.

(b)	Principles of Consolidation

The consolidated financial statements of the Company include the accounts of Group and its subsidiaries and are prepared in accordance with generally accepted accounting principles in the United States of America (“GAAP”). All significant intercompany transactions have been eliminated in consolidation.

(c)	Reclassification

Certain amounts in prior periods have been reclassified to conform to the 2009 presentation.

(d)	Revenue Recognition

Revenues are recognized when the following four criteria are met:

•	persuasive evidence of an arrangement exists;

•	delivery has occurred;

PENN FOSTER EDUCATION GROUP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(U.S. dollars in thousands)

•	the fee is fixed or determinable; and

•	collectibility is reasonably assured.

In addition to the above general principles, the Company applies the following specific revenue recognition policies:

Sales to Individual Students

The Company generates revenue from sales to individual students who enroll in the Company’s distance educational programs under the Company’s standard tuition agreement. Revenues are recognized as exams are completed at the expected rate per exam based on the Company’s historical experience over a large homogenous population. The majority of students pay for tuition under periodic payment plans. The Company has historically experienced significant non-payment issues related to payment plans. Accordingly, the Company believes collectability under such arrangements is not reasonably assured, therefore revenue is not recognized until services are provided and cash is received (provided all other revenue recognition criteria has been met). Payments received prior to delivery of services are initially recorded as deferred revenue, and revenue is then recognized as exams are completed. Revenue recognized from sales to individual students is approximately 90% of total revenue.

Business and Industry Sales

For custom-designed and standard courses sold to businesses, the Company recognizes revenue once the final product has been shipped to the customer and the Company’s obligation has been substantially fulfilled. If the contract specifies delivery over an extended period of time (generally 3-24 months), revenues are recognized ratably over the term of the agreement.

Third-party Sales

The Company engages in third-party sales which include arrangements for mail and telemarketing services rendered on behalf of third parties. Revenues from such arrangements are recognized as services are rendered.

(e)	Concentration of Credit Risk

Most of the Company’s accounts receivable is due from customers located throughout the United States of America and Canada. The Company reserves for potential credit losses which, in the aggregate, have not historically exceeded management’s expectations. The Company establishes an allowance for doubtful accounts based upon factors surrounding the credit risk of specific customers, historical trends and other information.

(f)	Use of Estimates

The preparation of the consolidated financial statements in conformity with GAAP requires management to make estimates and

PENN FOSTER EDUCATION GROUP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(U.S. dollars in thousands)

assumptions that affect the amounts reported in these consolidated financial statements and accompanying notes. These estimates include, but are not limited to, revenue, allowance for doubtful accounts, realization of deferred tax assets, inventory valuation allowances, and the determination of fair values used in the assessment of the realizability of long-lived assets, goodwill and intangible assets. Actual results could differ from those estimates. The current economic environment has increased the degree of uncertainty inherent in those estimates and assumptions.

(g)	Fair Value of Financial Instruments

The carrying amounts of the Company’s financial instruments, which include accounts receivable, accounts payable and accrued expenses, approximate their fair values as of December 7, 2009 and December 31, 2008 and 2007, due to the short-term nature of these instruments.

On January 1, 2008, the Company adopted a new accounting standard for fair value measurements of financial assets and financial liabilities and for fair value measurements of non-financial items that are recognized or disclosed at fair value in the financial statements on a recurring basis. The standard defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The standard also establishes a framework for measuring fair value and expands disclosures about fair value measurements. In February 2008, the Financial Accounting Standards Board (FASB) issued authoritative guidance that deferred the effective date of this standard to January 1, 2009 for all non-financial assets and liabilities except those that are recognized or disclosed in the financial statements on a recurring basis (that is, at least annually). The Company did not apply the provisions of the standard to its non-financial assets and liabilities recognized at fair value during 2008. The Company adopted the deferred portions of this standard on January 1, 2009, which had no impact on the Company’s results of operations or financial statement disclosures as no fair value assessments requiring disclosure were made.

(h)	Cash and Cash Equivalents

The Company considers cash and cash equivalents to consist of cash on deposit in banks, U.S. Treasury bills and certificates of deposit. Cash equivalents have original maturities of less than 90 days. The Company’s cash deposits often exceed federally insured limits. The Company has not experienced any losses in its depository accounts,

(i)	Inventories

Inventories are stated at the lower of cost or market value, with cost determined using the first in, first out (FIFO) method, and include the costs of raw materials. The Company records a provision for excess and obsolete inventories based on specific identification and slow moving inventory levels to reduce the inventory to its estimated fair market value.

PENN FOSTER EDUCATION GROUP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(U.S. dollars in thousands)

(j)	Property and Equipment

Property and equipment is stated at cost less accumulated depreciation. Significant additions or improvements in extending asset lives are capitalized while normal maintenance and repair costs are expensed as incurred. Depreciation is determined using the straight-line method over the estimated useful lives, as follows:

Computer hardware	3 years
Purchased and internally developed computer software	3 years
Furniture and fixtures	5 years
Machinery and equipment	7 years
Building	30 years
Building and land improvements	10-15 years
Leasehold improvements	Lesser of lease term or estimated useful life

(k)	Pre-publication Costs

Pre-publication costs, which are costs to create the initial version of a book or other media, are depreciated over the period that the majority of sales relating to the content is expected to be generated, which is generally three to five years in a manner consistent with expected sales of the products. The depreciation period generally begins on the publication date and the depreciation is recorded within depreciation and amortization in the accompanying consolidated statements of operations. Net capitalized pre-publication costs include $711, $511 and $625 related to product development projects in process of being completed as of December 7, 2009 and December 31, 2008 and 2007, respectively.

(l)	Internally-Developed Software

The Company capitalizes certain direct development costs associated with internal-use software costs. These capitalized costs are amortized on a straight line basis over 3 years. Costs incurred during the preliminary project phase, as well as maintenance and training costs are expensed as incurred.

(m)	Goodwill

Goodwill represents the excess of the aggregate purchase price over the fair value of the net assets acquired in a purchase business combination. Goodwill is reviewed for impairment at least annually and the goodwill impairment test is a two-step test. Under the first step, the fair value of the reporting unit is compared with its carrying value (including goodwill). If the fair value of the reporting unit is less than its carrying value, an indication of goodwill impairment exists for the reporting unit and the enterprise must perform step two of the impairment test (measurement). Under step two, an impairment loss is recognized for any excess of the carrying amount of the reporting unit’s goodwill over the implied fair value of that goodwill. The implied fair value of goodwill is determined by allocating the fair value of the reporting unit in a manner similar to a purchase price allocation. The residual fair value after this allocation is the implied fair value of the reporting unit goodwill. Fair value of the reporting unit is determined using a discounted cash flow analysis. If the fair value of the reporting unit exceeds its carrying value, step two does not need to be performed.

PENN FOSTER EDUCATION GROUP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(U.S. dollars in thousands)

The Company performs its annual impairment review of goodwill on December 31 (December 7 for the current period), and when a triggering event occurs between annual impairment tests. The Company has one reporting unit for goodwill impairment testing purposes. No impairment losses have been recognized in the accompanying statements of operations.

(n)	Long-Lived Assets

Long-lived assets, such as property and equipment, purchased intangible assets subject to amortization, and deferred pre-publication costs are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If circumstances require a long-lived asset group be tested for possible impairment, the Company first compares undiscounted cash flows expected to be generated by that asset group to its carrying value. If the carrying value of the long-lived asset group is not recoverable on an undiscounted cash flow basis, an impairment is recognized to the extent that the carrying value exceeds its fair value. Fair value is determined through various valuation techniques including discounted cash flow models, quoted market values and third-party independent appraisals, as considered necessary. The Company did not record any impairment losses in the accompanying statements of operations.

(o)	Deferred Revenue

The Company records deferred revenue for the portion of cash received from students that is refundable under the terms of the contract and for payments received prior to delivery of services.

(p)	Foreign Currency Translation

The functional currency of the Canadian operations is Canadian dollars. Balance sheet accounts of the Company’s foreign operations are translated from their functional currencies into U.S. dollars at period-end exchange rates while revenues and expenses are translated at average exchange rates during the period. The resulting translation adjustment is recorded in accumulated other comprehensive income (loss) in the accompanying balance sheets.

(q)	Advertising Costs

Advertising costs are expensed in the period incurred. Advertising expenses were $24,220, $23,708 and $12,934 for the period from January 1, 2009 to December 7, 2009, the year ended December 31, 2008 and the period from March 27, 2007 (inception) to December 31, 2007, respectively. As of December 7, 2009 and December 31, 2008 and 2007, prepaid advertising costs of $2,058, $1,733 and $2,363, respectively, were included in prepaid expenses and other current assets in the accompanying balance sheets.

(r)	Income Taxes

Deferred income taxes are determined based on the temporary differences between the financial reporting and tax basis of assets and liabilities using the enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. A valuation allowance is recorded against deferred income tax assets if management determines that it is more likely than not that such deferred income tax assets will not be realized. The income tax provision for the period is the tax payable for the period and the change during the period in deferred income tax assets and liabilities. The Company reports penalties and tax-related interest expense as a component of the provision for income taxes in the accompanying consolidated statements of operations (see Note 1(v) and Note 8).

PENN FOSTER EDUCATION GROUP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(U.S. dollars in thousands)

(s)	Derivatives and Hedging Instruments

The Company accounts for its derivatives and hedging activities in accordance with an accounting standard that requires entities to recognize all derivative instruments as assets or liabilities in the balance sheet at their respective fair values. The Company’s credit agreement requires the Company to enter into an interest rate swap agreement to offset the changes in interest rates associated with its long term debt. In June 2007, the Company entered into an interest rate collar with a notional amount of $11,250 having an interest rate cap and an interest rate floor. The cap portion of the agreement provides for the counter party, a commercial bank, to pay interest on the notional amount at a floating interest rate equal to 3 month USD-LIBOR-BBA rate, and the Company to pay a fixed rate on the notional amount of 5.75%. Under the floor the Company pays a floating rate equal to the 3 month USD-LIBOR-BBA rate and the counter party pays a fixed rate of 5.03%. The swap expired on June 29, 2009. At December 31, 2008 and 2007, the fair value of the swap was approximately $213 and $202, respectively, and was recorded within accrued expenses on the consolidated balance sheets and the change in fair value was recorded in interest expense in the consolidated statements of operations for the period from January 1, 2009 to December 7, 2009, the year ended December 31, 2008 and the period from March 27, 2007 (inception) to December 31, 2007.

(t)	Equity-Based Compensation

All share-based compensation is recognized as an expense in the financial statements and the cost is measured at the fair value of the award.

(u)	Commitments and Contingencies

Liabilities for loss contingencies arising from claims, assessments, litigation, fines, and penalties and other sources, are recorded when it is probable that a liability has been incurred and the amount of the assessment can be reasonably estimated. Legal costs incurred in connection with loss contingencies are expensed as incurred.

(v)	Recently Issued Accounting Standards

In July 2006, the Financial Accounting Standards Board (FASB) released an accounting standard that clarifies the accounting and reporting for uncertainties in income taxes and prescribes a comprehensive model for the financial statement recognition, measurement, presentation and disclosure of uncertain tax positions taken or expected to be taken in income tax returns. The standard prescribes a two-step evaluation process for tax positions. The first step is recognition based on a determination of whether it is more likely than not that a tax position will be sustained upon examination, including resolution of any related appeals or litigation processes, based on the technical merits of the position. The second step is to measure a tax position that meets the more-likely-than-not threshold. The tax position is measured at the largest amount of benefit that is greater than 50% likely of being realized upon ultimate settlement. If a tax position does not meet the more-likely-than-not recognition threshold, the benefit of that position is not recognized in the financial

PENN FOSTER EDUCATION GROUP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(U.S. dollars in thousands)

statements. The cumulative effect, if any, of applying this standard is to be reported as an adjustment to the opening balance of retained earnings in the year of adoption. The standard became effective for the Company beginning January 1, 2009. The cumulative effect of applying this standard was recorded as a decrease of $150 to retained earnings, an increase of $212 to other assets, an increase of $128 to deferred tax asset and an increase in other long-term liabilities of $490 in the accompanying consolidated balance sheet as of January 1, 2009.

In December 2007, the FASB issued accounting standards that require most identifiable assets, liabilities, noncontrolling interests, and goodwill acquired in a business combination to be recorded at “full fair value” and require noncontrolling interests (previously referred to as minority interests) to be reported as a component of equity, which changes the accounting for transactions with noncontrolling interest holders. The standards became effective for the Company beginning January 1, 2009 and did not have a significant impact on the Company’s financial statements.

In March 2008, the FASB issued an accounting standard that requires entities that utilize derivative instruments to provide qualitative disclosures about their objectives and strategies for using such instruments, as well as, any details of credit risk related contingent features contained within derivatives. The standard also requires entities to disclose additional information about the amounts and location of derivatives located within the financial statements and the impact that hedges have on an entity’s financial position, financial performance, and cash flows. The standard became effective for the Company beginning January 1, 2009 and did not have a significant impact on the Company’s financial statements.

In April 2008, the FASB issued a standard that amends the factors that should be considered in developing renewal or extension assumptions used to determine the useful life of a recognized intangible asset. The standard became effective for the Company beginning January 1, 2009 and did not have a significant impact on the Company’s financial statements.

In June 2009, the FASB issued the FASB Accounting Standards Codification (Codification). The Codification became the single source for all authoritative generally accepted accounting principles (GAAP) recognized by the FASB to be applied for financial statements issued for periods ending after September 15, 2009. The Codification does not change GAAP and did not have an effect on the Company’s financial position, results of operations or liquidity.

In September 2009, the Emerging Issues Task Force (the “EITF”) reached final consensus on the issue related to revenue arrangements with multiple deliverables. This issue addresses how to determine whether an arrangement involving multiple deliverables contains more than one unit of accounting and how arrangement consideration should be measured and allocated to the separate units of accounting. This issue is effective for the Company’s revenue arrangements entered into or materially modified on or after January 1, 2011. The Company will evaluate the impact of this issue on the Company’s financial statements when reviewing its new or materially modified revenue arrangements with multiple deliverables once this issue becomes effective.

PENN FOSTER EDUCATION GROUP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(U.S. dollars in thousands)

(w)	Expenses Associated with Sale of Company

Expenses associated with sale of Company consist of legal, accounting, advisory and transaction costs and employee bonuses related to the acquisition of the Company by Princeton Review on December 7, 2009. See Note 13 and Note 16. Such costs are expensed as incurred.

(2)	Business Combinations

On March 27, 2007, the Company closed the Education Direct Acquisition, in a stock transaction for approximately $41,429, including acquisition costs of $2,300. The results of operations derived from the Education Direct Acquisition have been included in the consolidated financial statements since March 27, 2007. The purchase price was initially allocated as follows:

Cash	$620
Accounts receivable	943
Inventories	4,139
Prepaid assets	1,413
Pre-production costs	3,129
Property and equipment	6,807
Trade name	14,940
Student roster	10,440
Lead database conversions	1,210
Goodwill	28,319
Accounts payable	(1,431)
Accrued wages	(762)
Accrued other	(5,257)
Deferred tax liabilities	(10,718)
Deferred revenue	(12,363)

$41,429

During 2008, the purchase price allocation was adjusted which resulted in a decrease to goodwill of $17,068 for adjustments of income taxes and changes to assets and liabilities acquired. During 2009, goodwill was increased by $858 with an offsetting reduction to deferred income taxes relating to limitations on the utilization of state net operating losses due to a change in ownership.

PENN FOSTER EDUCATION GROUP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(U.S. dollars in thousands)

(3)	Inventories

Inventories consisted of the following at December 7, 2009 and December 31, 2008 and 2007:

	December 7, 2009	December 31, 2008	December 31, 2007
Raw materials	4,010	3,876	3,660
Finished goods	1,444	1,503	857

Inventories, net	$5,454	5,379	4,517

(4)	Property and Equipment

Property and equipment, net, consisted of the following at December 7, 2009 and December 31, 2008 and 2007:

	December 7, 2009	December 31, 2008	December 31, 2007
Land and building	$4,221	4,133	3,378
Building improvements	367	216	871
Purchased and internally-developed software	3,450	2,825	2,102
Computer hardware and systems	1,549	1,274	900
Machinery and equipment	1,032	785	555
Furniture and fixtures	52	49	31
Construction in progress	230	322	384

Total property and equipment, gross	10,901	9,604	8,221

Accumulated depreciation	(3,685)	(2,460)	(995)

Total property and equipment, net	$7,216	7,144	7,226

Depreciation expense for the period from January 1, 2009 to December 7, 2009, the year ended December 31, 2008 and the period from March 27, 2007 (inception) to December 31, 2007 was $1,225, $1,465 and $995, respectively.

(5)	Pre-Publication Costs

Pre-publication costs, net consisted of the following at December 7, 2009 and December 31, 2008 and 2007:

	December 7, 2009	December 31, 2008	December 31, 2007
Pre-publication costs	$6,289	5,129	3,910
Accumulated amortization	(3,337)	(1,995)	(786)

Pre-publication costs, net	$2,952	3,134	3,124

PENN FOSTER EDUCATION GROUP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(U.S. dollars in thousands)

Pre-publication amortization expense for the period from January 1, 2009 to December 7, 2009, the year ended December 31, 2008 and the period from March 27, 2007 (inception) to December 31, 2007 was $1,342, $1,209 and $786, respectively.

(6)	Goodwill and Other Intangible Assets

(a)	Amortizable Intangible Assets

The carrying amount and accumulated amortization of acquired intangible assets subject to amortization consisted of the following at December 7, 2009 and December 31, 2008 and 2007:

	Estimated useful life (years)	December 7, 2009	December 31, 2008	December 31, 2007
Enrolled student roster	3	$10,440	10,440	10,440
Lead database conversions	1	1,210	1,210	1,210

		11,650	11,650	11,650

Accumulated amortization		(10,555)	(7,300)	(3,820)

Amortizable intangible assets, net		$1,095	4,350	7,830

Amortization expense for intangible assets was $3,255, $3,480 and $3,820 for the period from January 1, 2009 to December 7, 2009, the year ended December 31, 2008 and the period from March 27, 2007 (inception) to December 31, 2007, respectively.

Estimated future amortization expense for the next year is $1,095, at which time the acquired intangible assets will be fully amortized.

(b)	Goodwill and Indefinite-Lived Intangible Assets

The carrying amount of acquired intangible assets not subject to amortization consisted of the following at December 7, 2009 and December 31, 2008 and 2007:

	December 7, 2009	December 31, 2008	December 31, 2007
Trade name	$14,940	14,940	14,940
Goodwill	12,109	11,251	28,319

During 2008 and 2009, the Company adjusted goodwill for changes to certain tax balances. The adjustments related to changes in estimates regarding potential tax obligations associated with entities acquired in the Education Direct Acquisition. In addition, during 2008, in finalizing the purchase price allocation, the Company reduced goodwill for changes in the estimated fair value of

PENN FOSTER EDUCATION GROUP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(U.S. dollars in thousands)

acquired assets and liabilities. The changes in goodwill from December 31, 2007 to December 7, 2009 are as follows:

Balance at December 31, 2007	$28,319
Adjustment to tax balances	(14,713)
Adjustment to accrued expenses	(991)
Allocation of purchase price to the fair value of equity securities acquired	(1,364)

Balance at December 31, 2008	11,251
Adjustment to tax balances	858

Balance at December 7, 2009	$12,109

(7)	Accrued Expenses

Accrued expenses consisted of the following at December 7, 2009 and December 31, 2008 and 2007:

	December 7, 2009	December 31, 2008	December 31, 2007
Accrued compensation	$7,490	2,994	2,564
Accrued advertising	663	669	735
Accrued other	2,467	2,963	4,372

Total accrued expenses	$10,620	6,626	7,671

(8)	Income Taxes

Income tax expense for the period from January 1, 2009 to December 7, 2009, the year ended December 31, 2008 and the period from March 27, 2007 (inception) to December 31, 2007 consists of the following:

	Period from January 1, 2009 to December 7, 2009	Year ended December 31, 2008	Period from March 27, 2007 (inception) to December 31, 2007
Current
Federal	$7,479	5,970	1,985
State	3,066	(362)	593
Foreign	382	123	664

Total current expense	10,927	5,731	3,242

Deferred
Federal	(6,924)	(3,490)	(1,495)
State	(2,683)	342	(276)
Foreign	(171)	(672)	(338)

Total deferred benefit	(9,778)	(3,820)	(2,109)

Total income tax expense	$1,149	1,911	1,133

PENN FOSTER EDUCATION GROUP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(U.S. dollars in thousands)

The net deferred taxes on the Company’s consolidated balance sheets at December 7, 2009 and December 31, 2008 and 2007 are detailed as follows:

	December 7, 2009	December 31, 2008	December 31, 2007
Deferred tax assets:
Accrued compensation	$241	205	545
Accrued other	237	212	333
Reserve for bad debts	113	15	66
Capitalized inventory costs	167	—	—
Inventory reserve	132	100	141
Deferred revenue	23,573	15,354	8,991
Depreciation	—	85	—
State NOLs	904	575	—
Foreign capital expenditures	657	567	—
Sale transaction bonuses	1,190	—	—
Other assets	3	132	422

Total deferred tax asset	27,217	17,245	10,498

Deferred tax liabilities:
Identifiable intangible assets	(6,673)	(7,189)	(9,441)
Land revaluation	(323)	(289)	(319)
Depreciation	(12)	—	(262)
Developed software	(231)	(181)	(93)
State taxes	(383)	—	—

Total deferred tax liability	(7,622)	(7,659)	(10,115)

Net deferred tax asset before valuation allowance	19,595	9,586	383
Valuation allowance	(858)	—	—

Net deferred tax asset	$18,737	9,586	383

PENN FOSTER EDUCATION GROUP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(U.S. dollars in thousands)

The Company is required to assess the realization of its deferred tax assets and the need for a valuation allowance on a separate company basis. This assessment requires judgment on the part of management with respect to benefits that could be realized from future taxable income, as well as other positive and negative factors influencing the realization of deferred tax assets. The Company has recorded a valuation allowance of $858 as management believes that it is not more likely than not that the Company will be able to realize the entire benefit of the deferred tax asset related to state net operating losses.

At December 7, 2009, the Company had state net operating loss carryforwards of approximately $13,927 which begin to expire in 2019. The utilization of these net operating losses is limited due to a change in ownership and the Company’s ability to generate future taxable income.

The Company’s effective tax rate for the period from January 1, 2009 to December 7, 2009, the year ended December 31, 2008 and the period from March 27, 2007 (inception) to December 31, 2007 was (30.7)%, 32.0% and 22.5%, respectively. The difference between the Company’s effective tax rate and the U.S. federal statutory rate of 35% was primarily due to state and Canadian income taxes, non-deductible costs associated with the sale of the Company and other non-deductible expenses.

As described in Note 1(v), the Company adopted an accounting standard that clarifies the accounting and reporting for uncertainties in income taxes. This adoption resulted in a decrease of approximately $150 to the January 1, 2009 retained earnings balance.

PENN FOSTER EDUCATION GROUP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(U.S. dollars in thousands)

A reconciliation of the gross amount of unrecognized tax benefits excluding accrued interest and penalties from January 1, 2009 through December 7, 2009 is as follows:

Balance at January 1, 2009	$456
Additions based on tax positions related to the prior year	1,028
Additions based on tax positions related to the current year	1,810

Balance at December 7, 2009	$3,294

At December 7, 2009, the Company had $3,444 of net unrecognized tax benefits, of which $3,232, if recognized, would reduce the Company’s effective tax rate. We do not expect the amount of unrecognized tax benefit disclosed above to change significantly over the next 12 months.

The Company reports penalties and tax-related interest expense as a component of the provision for income taxes in the accompanying consolidated statement of operations. At the date of adoption and December 7, 2009, the Company had $34 and $150 of accrued interest and penalties, respectively, in accrued expenses in the accompanying consolidated balance sheet.

The Company files income tax returns in the United States (“U.S.”) on a federal basis, various U.S. states, and in Canada. The associated tax filings remain subject to examination by applicable tax authorities for a certain length of time following the tax year to which those filings relate. The 2006 and later tax years remain subject to examination by the applicable taxing authorities. Additionally, the Company has an indemnification agreement with Thomson Reuters, the former owner of Group prior to March 27, 2007, which provides for reimbursement to the Company for payments made in satisfaction of tax liabilities from prior to March 27, 2007.

(9)	Commitments and Contingencies

(a)	Claims and Legal Actions

The Company is involved in ordinary and routine litigation incidental to its business. In the opinion of management, there are no pending legal proceedings that would have a material adverse effect on the consolidated financial statements of the Company.

(b)	Leases

The Company leases certain facilities and other operating equipment under noncancelable operating lease arrangements expiring at various dates through 2014. Future minimum lease payments under these leases were as follows:

Year ending December 31:
2010	$441
2011	425
2012	370
2013	337
2014	52

$1,625

Rent expense was approximately $398, $314 and $385 for the period from January 1, 2009 to December 7, 2009, the year ended December 31, 2008 and the period from March 27, 2007 (inception) to December 31, 2007, respectively. Minimum rent payments are recognized on a straight line basis over the life of the lease.

PENN FOSTER EDUCATION GROUP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(U.S. dollars in thousands)

(c)	Guarantees

Under the Company’s standard terms and conditions of sale, the Company warrants ownership of its products and provides certain warranties and indemnifications in relation thereto. The Company is not aware of any instances that would result in payments being made as a result of these warranties and indemnifications, and therefore, no reserve has been recorded in the consolidated financial statements in relation thereto.

(d)	Employment Agreements

The Company had entered into employment agreements with certain members of management. The employment agreements were for various terms and generally contained severance agreements in the event the executive was terminated without cause.

(e)	Tax Indemnification

Thomson Reuters, the previous owners of the entities acquired in the Education Direct Acquisition, has filed a petition with the IRS proposing to amend tax returns for periods prior to the date of acquisition to recognize additional taxable income of $33,000. The petition to file the amended tax return was made because the previous owners were recognizing taxable income on a cash basis, however, Section 448(a) of the Internal Revenue Code provides the general rule that subchapter C corporations may not recognize revenue on a cash basis. Due to certain factors, the Internal Revenue Service (IRS) must approve the petition before the previous owners are permitted to amend the prior tax returns. If the IRS were to reject the petition of the previous owners, the Company could potentially be liable for the payment of taxes on the additional taxable income of $33,000. The purchase agreement for the Education Direct Acquisition contains an indemnification clause from the previous owners related to unpaid and undisclosed tax obligations that arose from events occurring prior to the Education Direct Acquisition. Therefore, in the event that the Company was to become liable for any taxes due on the additional taxable income of $33,000, management believes that it would recover an equal amount from the previous owners under the indemnification clause. The Company currently believes that it is probable that the IRS will accept the petition of the previous owners and that it will not be obligated to pay any taxes that may become due on the additional taxable income of $33,000. Accordingly, no provision for income taxes related to this matter has been recorded in the accompanying financial statements as of December 7, 2009.

(10)	Long-Term Debt

On March 27, 2007, the Company entered into a credit agreement with a commercial bank that permitted the Company to borrow up to $30,000 in the aggregate under a revolving and term loan. The initial borrowing on the term loan was $22,500 payable in quarterly installments starting in March 2008. The term loan bore interest at LIBOR plus the applicable margin per year which varied based on the leverage ratio of the Company. The range of the applicable margin was 1.5% to 2.75%. The margin was 2.5% at December 7, 2009 and December 31, 2008 and 2007. Adjustments to the applicable margin were implemented quarterly beginning on June 30, 2007. The revolving loan bore interest at LIBOR plus 2.5%. Outstanding amounts on the credit facility were guaranteed by LLC and secured by LLC’s investment in the Company and the

PENN FOSTER EDUCATION GROUP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(U.S. dollars in thousands)

assets of the Company. At December 7, 2009 and December 31, 2008 and 2007, the Company’s long-term debt was as follows:

	December 7, 2009	December 31, 2008	December 31, 2007
Credit facility revolving loan with interest at 2.79%, 5.32% and 7.41% at December 7, 2009 and December 31, 2008 and 2007, respectively.	$1,000	1,000	1,000
Credit facility term loan with variable interest at 2.83%, 4.68% and 8.14% at December 7, 2009 and December 31, 2008 and 2007, respectively.	5,822	6,937	7,500
Credit facility term loan with variable interest at 2.74%, 4.54% and 7.86% at December 7, 2009 and December 31, 2008 and 2007, respectively.	2,099	5,937	6,500
Credit facility term loan with variable interest at 4.75%, 4.72% and 7.29% at December 7, 2009 and December 31, 2008 and 2007, respectively.	9	3,500	3,500

Capital leases	130	—	—

	9,060	17,374	18,500

Less current maturities, including the revolving credit facility	(8,964)	(3,250)	(2,125)

	$96	14,124	16,375

At December 7, 2009 and December 31, 2008 and 2007, the Company had $6,500 of available borrowing capacity under the credit facility revolving loan. The credit agreement contained restrictive covenants, which required the Company to maintain certain financial ratios including debt to earnings before interest, taxes, depreciation, and amortization (EBITDA), a fixed charge coverage ratio, an interest coverage ratio, and a maximum leverage ratio, as defined. The Company was in compliance with these at December 7, 2009 and December 31, 2008 and 2007.

In connection with the acquisition of the Company by Princeton Review on December 7, 2009, all principal and related accrued interest on the aforementioned credit facility term and revolving loans were paid at closing and the facility was terminated.

(11)	Fair Value Measurements

On January 1, 2008 the Company adopted a new accounting standard for fair value measurements of financial assets and financial liabilities and on January 1, 2009, for non-financial items that are recognized or disclosed at fair value in the financial statements on a recurring basis. The standard establishes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to measurements involving significant unobservable inputs (Level 3 measurements). The three levels of the fair value hierarchy are as follows:

Level 1 inputs are quoted prices (unadjusted) in active markets for identical assets or liabilities that the Company has the ability to access at the measurement date.

Level 2 inputs are inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly.

Level 3 inputs are unobservable inputs for the asset or liability.

PENN FOSTER EDUCATION GROUP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(U.S. dollars in thousands)

The level in the fair value hierarchy within which a fair measurement in its entirety falls is based on the lowest level input that is significant to the fair value measurement in its entirety.

The Company’s financial instruments consist mainly of cash and cash equivalents, accounts receivable, accounts payable, accrued expenses, debt and an interest rate swap. The carrying amounts of the Company’s accounts receivable, accounts payable and accrued expenses approximate their fair values as of December 7, 2009 and December 31, 2008 and 2007, due to the short-term nature of these instruments. The Company’s outstanding debt bears interest at variable market rates and management has estimated that the fair value of the outstanding debt approximates its carrying value at December 7, 2009 and December 31, 2008 and 2007.

The Company’s interest rate swap has been classified as a Level 2 measurement. This swap expired on June 29, 2009. At December 31, 2008 and 2007, the fair value of the swap was approximately $213 and $202, respectively, and was recorded within accrued expenses on the consolidated balance sheets and the change in fair value was recorded in interest expense in the consolidated statements of operations for the period from January 1, 2009 to December 7, 2009, the year ended December 31, 2008 and the period from March 27, 2007 (inception) to December 31, 2007.

Nonfinancial assets such as goodwill and intangible assets are measured at fair value when there is an indicator of impairment and are recorded at fair value only when impairment is recognized. No impairment charges of goodwill and intangible assets were recorded for the period from January 1, 2009 to December 7, 2009, the year ended December 31, 2008 and the period from March 27, 2007 (inception) to December 31, 2007.

(12)	Foreign Operations

As of December 7, 2009 and December 31, 2008 and 2007, the Company’s assets of its Canadian operations were $8,800, $8,500 and $8,400, respectively. The Company’s net sales of its Canadian operations for the period from January 1, 2009 to December 7, 2009, the year ended December 31, 2008, and the period from March 27, 2007 (inception) to December 31, 2007 were $7,700, $8,300 and $5,700, respectively. The Company’s net income of its Canadian operations for the period from January 1, 2009 to December 7, 2009, the year ended December 31, 2008, and the period from March 27, 2007 (inception) to December 31, 2007 was $463, $1,703 and $794, respectively. The Company does not have other foreign operations.

(13)	Related-Party Transactions

Prior to December 7, 2009, Wicks charged the Company a fixed monthly management fee of $33. For the period from January 1, 2009 to December 7, 2009, the year ended December 31, 2008 and the period from March 27, 2007 (inception) to December 31, 2007, management fees were $370, $429 and $297, respectively, of which $370, $429 and $231 was paid prior to December 7, 2009, December 31, 2008 and 2007, respectively. In conjunction with the Education Direct acquisition in 2007, a transaction fee of approximately $1,018 was paid to the Wicks Group.

In conjunction with the acquisition of the Company by Princeton Review on December 7, 2009, the Company incurred $13,734 of expenses associated with the sale of the Company. A capital contribution from LLC of $13,734 was recorded as an offset to these expenses, as the expenses are to be settled as follows:

•

$2,660 of the expenses relate to employee bonuses earned under an equity compensation program of LLC (see Note 14) that were paid with funds obtained as of the closing date from a cash contribution made by LLC. As of December 7, 2009, the bonuses are reflected in accrued expenses in the accompanying consolidated balance sheet. These bonuses were paid by the Company subsequent to the closing.

PENN FOSTER EDUCATION GROUP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(U.S. dollars in thousands)

•

$2,822 of the expenses relate to the above noted employee bonuses that will be paid six months following the closing of the sale. At such time, LLC will provide the cash to the Company to pay these bonuses and as a result, the Company recorded a receivable from related party of $2,822 as of December 7, 2009.

•	$8,252 of the expenses have or will be paid directly by LLC and therefore do not have a cash impact on the Company as of and subsequent to December 7, 2009.

(14)	Equity Based Compensation

Certain members of management participate in an equity compensation program of LLC. The equity-based compensation generally vests upon achievement of a performance condition based upon the level of return derived by certain investors in LLC. As of December 7, 2009, the Company determined that the performance condition was probable of achievement based on the pending acquisition by Princeton Review (see Note 16) and therefore compensation cost of $5,482 has been recorded in the accompanying statements of operations. Refer to Note 13.

As of December 31, 2008 and 2007, the Company determined that the performance condition was not probable of achievement, therefore no compensation cost was recorded for the year ended December 31, 2008 and the period from March 27, 2007 (inception) to December 31, 2007.

(15)	401(k) Savings Plan

The Company has established a retirement savings plan under Section 401(k) of the Internal Revenue Code (the “401(k) Plan”). The 401(k) Plan covers substantially all employees of the Company who meet minimum age and service requirements, and allows participants to defer a portion of their annual compensation on a pre-tax basis. The Company’s matching contribution is 100% of the first 2% and 50% of the next 5% of contributed salary if the employee’s employment is governed under the terms of a collective bargaining agreement, and 50% of the first 6% of contributed salary if the employee’s employment is not governed by a collective bargaining agreement. The Company contributed approximately $289, $290 and $216 for the period from January 1, 2009 to December 7, 2009, the year ended December 31, 2008, and the period from March 27, 2007 (inception) to December 31, 2007, respectively.

(16)	Subsequent Event

The Company adopted the accounting disclosures for subsequent events effective beginning the quarter ended June 30, 2009 and evaluated for disclosure subsequent events that have occurred up to February 19, 2010, the date of issuance of our financial statements.

On December 7, 2009, Princeton Review acquired all of the issued and outstanding shares (the “Shares”) of capital stock of the Company. The acquisition was completed pursuant to a Stock Purchase Agreement among LLC, certain of its members and the Company. In consideration for the sale of Shares by LLC, Princeton Review paid to LLC an aggregate purchase price in cash of $170.0 million plus an estimated working capital payment of approximately $6.2 million, which amount is subject to potential post-closing adjustments.